EXHIBIT 10.15

                       LICENSE AND DISTRIBUTION AGREEMENT

         This License and Distribution Agreement (the "Agreement") is entered into as of this 12th day of December, 2005 (the "Effective Date") between SAMARITAN PHARMACEUTICALS EUROPE, S.A., with offices 41 Skoufa Street, Athens --- 10673 Greece, (hereinafter referred to as "SAMARITAN") and THREE RIVERS PHARMACEUTICALS, LLC, with offices at 312 Commerce Park Drive, Cranberry Township, Pennsylvania, USA 16066 (herein referred to as "3RP").

                                    RECITALS

         WHEREAS, 3RP desires SAMARITAN to arrange for, or continue in force, the regulatory approval and distribution of the Product in the Territory; and

         WHEREAS, SAMARITAN is engaged in distributing pharmaceutical products in the Territory and possesses qualified marketing and distribution systems to enable it to effectively promote, market and distribute the Product throughout the Territory.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and obligations hereinafter set forth, the parties intending to be legally bound, mutually agree as follows:

                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

 1.1 Definitions: Whenever used in this Agreement (including the recitals), the words and terms set forth on Schedule "A", annexed hereto, shall have the respective meanings ascribed thereto.

 1.2 Headings: The headings of all Articles and Sections hereof are inserted for convenience of reference only, are not intended to be full or accurate descriptions of the contents hereof and shall not be considered part of this Agreement or affect the construction or interpretation of this Agreement.

 1.3 No Strict Construction: The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction against any party shall apply to any term or condition of this Agreement.

 1.4 Governing Law: This Agreement and any question concerning its validity, construction or performance, regardless of the forum wherein any such issue may be litigated, shall be governed by the laws of the Commonwealth of Pennsylvania and the laws of the United States applicable therein, without reference to the Commonwealth of Pennsylvania's conflicts of law provisions, irrespective of the place of execution or the order in which the signatures of the parties are affixed, or the place or places of performance.

 1.5 Reference to Laws, etc.: Any references herein to any law, statute, regulation, order, rule or guideline of any government, governmental body or other Regulatory Authority shall be construed as a reference thereto as amended or re-enacted from time to time.

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                        ARTICLE 2 - EXCLUSIVE APPOINTMENT

 2.1 Exclusive Distributor: Subject to the provisions of this Agreement, 3RP hereby appoints SAMARITAN as the sole and exclusive distributor of the Product in the Territory and SAMARITAN hereby accepts such appointment and agrees to act as such distributor upon terms and conditions herein provided.

 2.2 Nature of Relationship: The relationship created hereby between SAMARITAN and 3RP is solely that of buyer and seller, and licensor and licensee, and each is an independent contractor engaged in the operation of its own respective business. Neither party shall be considered to be an agent of the other for any purpose whatsoever and, except as expressly provided herein, neither party has the power or authority to act for, represent, or bind the other in any manner. This Agreement does not constitute or create (and the parties do not intend to create hereby) a joint venture or partnership of any kind between the parties, and the rights and obligations of the parties shall be only those expressly set forth herein.

 2.3 Territorial and Product Restrictions Applicable to SAMARITAN: During the term of this Agreement SAMARITAN shall not, directly or indirectly, sell the Product outside of the Territory. In addition, SAMARITAN shall not, directly or indirectly, market, sell or distribute a Competing Product in the Territory at any time during the term of this Agreement. In any and all events, if SAMARITAN receives an order for or an inquiry concerning the Product from any potential customer for delivery outside of the Territory, SAMARITAN shall promptly refer such order or inquiry, or cause such order or inquiry to be referred, to 3RP. 3RP may suspend supply of the Product to SAMARITAN during any period of time that SAMARITAN is in violation of the covenant made under this Section 2.3.

   2.4 Territorial Restrictions Applicable to 3RP: 3RP agrees that during the term of this Agreement it shall not, directly or indirectly, sell the Product or a Competing Product in the Territory. If, during the term of this Agreement 3RP receives an order for or inquiry concerning the Product from a potential customer for delivery in the Territory, 3RP shall promptly refer such order or inquiry to SAMARITAN.


             ARTICLE 3 - LICENSE AND TRANSFER OF PRODUCT INFORMATION


 3.1 License of Product Information: 3RP hereby grants to SAMARITAN, for the term hereof and all renewals and extensions thereof, and SAMARITAN hereby accepts, an exclusive license to use the Product Information (as defined in Section 3.2 below) to obtain and maintain the required Regulatory Approval in the Territory to enable SAMARITAN to market, sell and distribute the Product in the Territory for its approved use. SAMARITAN hereby acknowledges and agrees that the license hereby granted is a limited license (without right to sublicense) to use such Product Information solely for the purpose of acquiring and maintaining such Regulatory Approval and distributing the Product in the Territory pursuant to and in accordance with the provisions of this Agreement and for no other purpose (it being understood and agreed that the Product Information shall form part of the Confidential Information of 3RP and shall be subject to the provisions of Article 13 hereof).

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3.2      Product Information:

(a) For purposes of this Agreement the "Product Information" shall be comprised of all or such portions of the Product dossier and Product information including, without limitation, formulation, analytical, cleaning, dissolution and manufacturing and testing methodologies and processes, which SAMARITAN reasonably needs, and is required by the Regulatory Authority, to obtain and maintain the Regulatory Approval. 3RP shall, throughout the term of this Agreement, promptly provide to SAMARITAN all relevant information which 3RP shall from time to time have available to it regarding any changes or additions to the Product Information (including, without limitation, sources of raw materials, formulae, methods of manufacture, specifications, primary packaging components and stability) which is applicable to obtaining or maintaining any Regulatory Approval;

(b) 3RP agrees that during the term of this Agreement it will not directly or indirectly use (except in fulfilling its obligations to SAMARITAN under this Agreement), or license any other Person to use, the Product Information in the Territory in connection with the Product or a Competing Product.

                            ARTICLE 4 - REGISTRATION

 4.1 Product Registration and Maintenance: SAMARITAN shall at its own cost and expense apply for, obtain, maintain and renew all necessary registrations, permits and other approvals necessary to obtain Regulatory Approval of the Product in the Territory. All necessary registrations, permits or other approvals received in connection with any Regulatory Approval shall be held under SAMARITAN'S name. SAMARITAN acknowledges and agrees that 3RP is the beneficial of the Regulatory Approval and upon any termination of the Agreement SAMARITAN shall assign cause the transfer of any such registrations, permits or other approvals to 3RP or 3RP's designee as provided under Section 11.2 hereof;

  4.2     Regulatory Compliance:

(a) 3RP shall during the term of this Agreement manufacture the Product under the requirements of the relevant Code of Good Manufacturing Practice of the Territory as in effect at the time of delivery of the Product. Throughout the term of this Agreement SAMARITAN shall notify 3RP of any changes to the Code of Good Manufacturing Practices of the Territory;

(b) Except with SAMARITAN's prior written approval, such approval not to be unreasonably withheld, 3RP shall not make any alteration or change to the Specifications for the Product if such change would adversely affect Regulatory Approval in the Territory.

 4.3 Mutual Disclosure of Adverse Effects: SAMARITAN and 3RP each agrees that it will inform the other of them of all information that comes into its possession or control and is not otherwise public knowledge concerning side effects, injury, toxicity or sensitivity reactions and incidents and severity thereof associated with commercial and clinical uses, studies, investigations or tests (animal and human) directly relating to the Product throughout the world, whether or not determined to be attributable to the Product.

                  ARTICLE 5 - MANUFACTURE AND SUPPLY OF PRODUCT

 5.1 Exclusive Supplier: 3RP shall manufacture and supply to SAMARITAN, in accordance with the terms and conditions set forth herein and in a timely fashion, the quantities of the Product ordered by SAMARITAN from time to time. Subject to the provisions hereof, SAMARITAN shall order from 3RP all of its requirements of the Product for the Territory in accordance with the terms and conditions set forth herein.

 5.2 Product Warranty: 3RP warrants that all Product supplied by it to SAMARITAN pursuant to this Agreement shall be manufactured, packaged, tested, stored, handled and shipped in accordance with the Specifications and applicable Regulatory Approval in the Territory. 3RP MAKES NO OTHER WARRANTY OF ANY KIND AND EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED WARRANTIES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION THOSE CONCERNING THE MERCHANTABILITY OF ANY PRODUCT OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.



         ARTICLE 6 - PRODUCTION FORECASTS, ORDERS AND DELIVERIES
  6.1     Forecasts:

(a) Within thirty (30) days after the Effective Date, SAMARITAN shall submit to 3RP a written non-binding estimate of its quarterly requirements for the Product for each of the next succeeding six
               (6) Quarters. The forecast shall be updated quarterly on or before the fifth (5th) day of the beginning of each Quarter on a rolling basis. 3RP shall respond within fifteen (15) business days if any additional quantities are included within the forecast for any Quarters previously forecasted. If 3RP is unable to accept such additional quantities, such additional quantities shall be removed form the forecast. SAMARITAN shall have five (5) days to respond to 3RP changes. If 3RP does not receive a response within five (5) days, it shall be assumed that such quantities are approved and acceptable to SAMARITAN.

(b) The forecast for the most current two (2) Quarters shall be binding on the parties regarding the amount of Product to be supplied and purchased. The forecast for the remaining four (4) Quarters of each rolling forecast is for planning purposes only and shall not constitute a commitment to purchase or supply Product. In the event that SAMARITAN does not ultimately purchase the forecasted quantities for the binding two (2) Quarters, it shall nevertheless be obligated to make payment to 3RP for any deficient quantities on the basis of the Transfer Price.

 6.2 Purchase Orders: All orders for Product shall be placed using SAMARITAN's standard form of purchase order and shall be invoiced using 3RP's standard form of invoice. Purchase orders shall not contain terms which are inconsistent with the terms and conditions of this Agreement and shall specify, amongst other things, the desired delivery date, which delivery date shall be not less than thirty (30) days from the submission date of the purchase order to 3RP. 3RP shall use its best efforts to deliver the ordered Product to SAMARITAN within seven (7) days of the desired delivery date specified in the purchase order.

 6.3 Delivery of Product: The Product will be prepared for shipment in accordance with the reasonable directions of SAMARITAN (or failing such reasonable directions in a commercially reasonable manner), the storage and transportation conditions forming part of the Product's Specifications, cGMP and applicable laws. Title and risk of loss and/or damage shall pass to SAMARITAN upon delivery of the Product to SAMARITAN's warehouse site in the Territory.

 6.4 Documentation to Accompany Deliveries: All deliveries of Product by or on behalf of 3RP shall be accompanied by all documentation required under applicable law to import the Product into, and for SAMARITAN to offer the Product for sale in, the Territory including, without limitation, certificate of analysis and batch manufacturing records confirming that the Product supplied hereunder has been manufactured in conformity with applicable requirements of the Regulatory Authority.

 6.5 Assistance With Export & Import Laws: SAMARITAN and 3RP shall provide to each other such commercially reasonable assistance as the other may request relative to the exportation or importation of Product not expressly provided in this Agreement.


                      ARTICLE 7 - TRANSFER PRICE AND INSPECTION
  7.1     Purchase Price:

(a) The purchase price payable by SAMARITAN for Product supplied to it shall be as set forth on Schedule "B" annexed hereto (the "Transfer Price").

(b) Except as hereinafter provided, any increase to the Transfer Price shall be mutually agreed upon by the parties. If 3RP's manufacturing, API or distribution costs for the Product materially increase from the date the Transfer Price was last established, and 3RP desires to increase the Transfer Price, SAMARITAN agrees to discuss and negotiate in good faith with 3RP an increase to the Transfer Price to cover 3RP's increased costs... The new Transfer Price shall apply to all orders for the Product received by 3RP after the sixty (60) day notice period.

(c) In addition to the Transfer Price, SAMARITAN shall be responsible for all taxes (including but not limited to value-added and withholding taxes), customs and excise duties with respect to the importation of the Product into the Territory, transfer of the Product within the Territory and promotion, marketing, distribution and sale of the Product within the Territory, whether currently in force or coming into force after the Effective Date of this Agreement (collectively the "Sales Taxes").

(d) 3RP shall submit an invoice to SAMARITAN with each shipment of the Product. Payment for the Product shall be due within sixty
                  (60) days after delivery date of the Product to SAMARITAN. All payments hereunder shall be made in United States Dollars and shall be wire transferred to an account designated by 3RP, from time to time, or paid in accordance with any method agreed in writing by the parties. Distributor shall notify 3RP by facsimile when any payment is made.

(e) 3RP and SAMARITAN shall meet in good faith to discuss and negotiate the Transfer Price, should the selling price to hospitals in Greece as published in the official Greek government gazette not allow SAMARITAN an operational working margin, according to the Greek Industry Standard in similar cases.

 7.2 Inspection: 3RP shall have the right, upon reasonable advance notice and at 3RP's expense to inspect and make copies of the records of SAMARITAN pertaining to the Product, including but not limited to, records relating to Regulatory Approval, pharanacovigilence, product liability and the sale and distribution of the Product in the Territory.


                            ARTICLE 8 - DISTRIBUTION

 8.1 SAMARITAN's Obligation re Marketing: SAMARITAN shall use reasonable commercial efforts to develop a market for the Product in the Territory and to actively and continuously promote the sale of the Product in the Territory. SAMARITAN shall be solely responsible for the advertising and promotion of the Product and shall comply with all applicable laws, rules and regulations in that regard including, without limitation, applicable Regulatory Authority regulations and guidelines.

  8.2 Pricing: SAMARITAN shall have sole discretion in setting the price for the sale of the Product in the Territory, subject to guidelines established by the Regulatory Authority.

 8.3 Storage and Handling by SAMARITAN: SAMARITAN shall ensure that the Product supplied to it by 3RP pursuant to this Agreement is received, handled, stored and delivered in accordance with the Specifications for the Product applicable thereto and applicable cGMP and other requirements of the Regulatory Authority so that such Product does not become adulterated or otherwise cease to meet its Specifications as a result of any acts or omissions of SAMARITAN, and its respective agents, employees, transporters or those for whom SAMARITAN is responsible.

 8.4 Release of Product by SAMARITAN: SAMARITAN shall conduct or cause to be conducted such quality control tests as it deems necessary and/or as are required by law (including any rules, regulations and requirements of the Regulatory Authority) prior to sale or other release of a Product in the Territory.



                    ARTICLE 9 - PRODUCT REJECTIONS AND RETURNS
  9.1     Product Rejection:

(a) Within sixty (60) days from the date of receipt of delivery of Product SAMARITAN shall inspect the Product and shall advise 3RP in writing (a "Rejection Notice") if a shipment of Product is not in conformity with 3RP's obligations hereunder or is otherwise defective. If SAMARITAN delivers a Rejection Notice in respect of all or any part of a shipment of Product, then 3RP and SAMARITAN shall have thirty (30) days from the date of 3RP's receipt of such notice to resolve any dispute regarding whether all or any part of such shipment of Product fails to conform with the Specifications or is otherwise defective. Disputes between such parties as to whether all or any part of a shipment rejected by SAMARITAN conforms with Specifications not resolved in the thirty (30) day period shall be resolved by an independent testing laboratory or a consultant (if not a laboratory analysis issue) mutually acceptable to SAMARITAN and 3RP, the cost of which shall be paid by the party least successful in such dispute as determined by such independent testing laboratory or consultant.

(b) In the event any Product is appropriately rejected by SAMARITAN as aforesaid, (being Product which does not satisfy the Product warranty contemplated in Section 5.2 or are otherwise defective as a result of any act by or omission of 3RP or those for whom it is responsible), 3RP shall replace such Product with conforming goods as quickly as possible, or if requested by SAMARITAN, provide a credit to SAMARITAN for the Transfer Price previously paid by SAMARITAN to 3RP on account of the Product in question. The credit shall be provided immediately following the expiry of the period during which 3RP may dispute a Rejection Notice as contemplated in Subsection (a) above (unless the Rejection Notice is disputed by 3RP, in which event such credit shall only be given upon resolution of the dispute). Replacement Product shall be delivered to SAMARITAN at no cost to SAMARITAN if SAMARITAN has already paid for the rejected Product and not received a credit therefore, as aforesaid.

(c) For purposes of this Agreement once a Product is rejected by SAMARITAN, SAMARITAN's obligation to pay for such Product shall be suspended until such time as it is determined:

                  (i) by the independent testing laboratory or consultant that the Product should not have been rejected by SAMARITAN; or

                   (ii) by the parties or by an arbitration conducted pursuant hereto or by a final order of a court of competent jurisdiction (which is not subject to further appeal) that no act or omission of SAMARITAN was the cause of the problem.

 9.2 Exclusive Remedy: Subject to Section 10.1 hereof and to its rights, if any, to recover expenses associated with a Recall as herein contemplated, SAMARITAN hereby acknowledges and agrees that the sole remedy of SAMARITAN against 3RP for failure of Product supplied hereunder to meet the Product warranty set forth in Section 5.2 hereof shall be to require 3RP to replace the Product that does not meet the Product warranty hereunder with conforming goods or to provide SAMARITAN with a credit for the Transfer Price and that 3RP shall not be liable to SAMARITAN for any indirect, special, consequential or incidental damages including, without limitation, loss of profits or prospective profits of any kind.

 9.3 Return Policy: Other than Product which has been appropriately rejected by SAMARITAN pursuant to Section 9.1 above, SAMARITAN shall not have the right to return to 3RP any Product purchased by it without 3RP's prior written consent.

  9.4 Survival of Provisions: The provisions of this Article 9 shall survive the termination or expiration of the Agreement.


               ARTICLE 10 - DAMAGES, INDEMNIFICATION AND INSURANCE

10.1     Indemnity by 3RP: Subject to the limitations set forth in this Section
         10.1 and Section 10.3 hereof, 3RP covenants and agrees to indemnify and save harmless and compensate SAMARITAN and its directors, officers and employees (collectively, "SAMARITAN Indemnified Parties") from and against any and all claims, demands, actions, causes of action, suits, proceedings, judgments, liabilities, damages, losses, costs, expenses, fines, penalties and other similar assessments, including but not limited to reasonable attorney's fees and expenses incurred and documented (collectively, "Liabilities") relating to or arising out of
         (i) a breach by 3RP of any of 3RP's representations, warranties, covenants or agreements contained in this Agreement; (ii) a claim by any Person that the Product as manufactured by 3RP infringes or allegedly infringes any proprietary right or other intellectual or industrial right of any Person (other than rights of any Person relating to patents enforceable in the Territory or the use of any name, logo, trade-mark (other than the Marks) or design used by SAMARITAN in connection with the packaging and labeling of the Product); (iii) the design or inherent safety of the Product (iv) any negligence or willful misconduct by 3RP or any 3RP Indemnified Party (as defined below); or (v) a regulatory enforcement action, inspection of Product or Recall resulting from 3RP's failure to manufacture the Product in accordance with the Specifications or resulting from any other act or omission of 3RP or those for whom it is responsible; provided that, except where the breach arises out of the representation or warranty being intentionally false or inaccurate or constitutes a willful material breach by 3RP of its duties or obligations hereunder or an act or omission constituting gross negligence, the SAMARITAN Indemnified Parties shall not be entitled to recover from 3RP any of their indirect, special, consequential or punitive damages, including loss of profits or loss or damage to goodwill or reputation. SAMARITAN shall hold the benefit of this indemnity in trust for those SAMARITAN Indemnified Parties who are not parties to this Agreement.

10.2    Indemnity by SAMARITAN: Subject to the limitations set forth in this
        Section 10.2 and in Section 10.3 hereof, SAMARITAN covenants and agrees to indemnify and save harmless and compensate 3RP and its respective directors, officers and employees {collectively, "3RP Indemnified Parties") from and against any and all Liabilities relating to or arising out of (i) a breach by SAMARITAN of any of SAMARITAN's representations, warranties, covenants or agreements contained in this Agreement; (ii) the receiving, storage, handling, marketing, distribution, sale or delivery of the Product by SAMARITAN (except to the extent that 3RP is responsible therefor pursuant to Section 10.1 above); (iii) any claim by any Person that any trade mark, trade dress, logo, name or design used by SAMARITAN in labeling or packaging of the Product (other than the Marks) or, in the case of trade dress, the manufacture of the Product in accordance the directions of SAMARITAN, infringes any trade-mark or other intellectual property right of any Person; (iv) any death or bodily injury to any Person or any damage to property arising out of, or any regulatory enforcement action, inspection of Product or Recall resulting from a breach by SAMARITAN of its obligations hereunder; or (v) any negligence or willful misconduct of SAMARITAN or of an SAMARITAN Indemnified Party; provided that, except where the breach arises out of the representation or warranty being intentionally false or inaccurate or constitutes a willful material breach by SAMARITAN of SAMARITAN's duties or obligations hereunder or an act or omission constituting gross negligence, the 3RP Indemnified Parties shall not be entitled to recover from SAMARITAN any indirect, special, consequential or punitive damages, including loss of profits or loss or damage to goodwill or reputation. 3RP shall hold the benefit of this indemnity in trust for those 3RP Indemnified Parties who are not parties to this Agreement.

10.3 Indemnification Procedure for Third Party Claims: Upon the assertion by any third party of a claim against a 3RP Indemnified Party or an SAMARITAN Indemnified Party that may give rise to right of indemnification under this Agreement, the party who, or whose directors, officers or employees, is claiming a right to indemnification (the "Indemnified Party") shall give prompt notice to the party alleged to have the duty to indemnify (the "Indemnifying Party") of the existence of such claim (provided that the failure to give such notice in timely fashion shall not release the Indemnifying Party of its obligations of indemnification hereunder except to the extent that the Indemnifying Party has been prejudiced thereby) and shall give the Indemnifying Party reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection; provided, however, that the Indemnified Party shall, at all times, have the right to fully participate in such defense at its own expense with separate counsel and, provided that both parties to the extent that they are not contractually or legally excluded therefrom, or otherwise prejudiced in a legal position by so doing, shall cooperate with each other and with their respective insurers in relation to the defense of such third party claim. The Indemnifying Party shall consult with the Indemnified Party with respect to settlement of any claim. The Indemnifying Party shall have the right to settle any claim without the consent of the Indemnified Party, provided that the Indemnified Party is unconditionally released from such claim and it is not otherwise prejudiced by the terms of settlement (including, without limitation, that no obligations in addition to those set forth herein are imposed upon the Indemnified Party). In the event the Indemnifying Party elects to defend such claim, the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party shall, within a reasonable time after such notice has been given, fail to defend, compromise or settle such claim, (or thereafter fails to diligently defend such claim) then the Indemnified Party shall have the right to defend, compromise or settle such claim without prejudice to its rights of indemnification hereunder. Notwithstanding the foregoing, in the event of any dispute with respect to indemnity hereunder, each party shall be entitled to participate in the defense of such claim and to join and implead the other in any such action.

10.4 Insurance: During the term of this Agreement and for a period of not less than thirty-six (36) months following the termination of this Agreement, each of SAMARITAN, on the one hand, and 3RP, on the other hand, shall carry or be subject to coverage under (as a named insured under its own policy or a policy of its parent corporation), at their own cost and expense, comprehensive general liability insurance, including product liability and contractual liability insurance in an amount of not less than $2 Million EURO in the aggregate and $1 Million EURO per occurrence, which insurance will be written on a claims made policy form with an insurance carrier reasonably acceptable to the other party. Each of 3RP and SAMARITAN shall, at the request of the other, provide evidence to such requesting party of compliance with its insurance obligations under this Section and evidence of renewals of any such policy, from time to time. Each party shall cause the other to be named as an additional insured for death, bodily injury and property damage caused by those acts or omissions for which such party is responsible hereunder under the product liability insurance policy or policies to be obtained and maintained by such party pursuant hereto.

10.5 Survival: The provisions of this Article 10 shall survive termination or expiration of this Agreement.

                        ARTICLE 11 - TERM AND TERMINATION

11.1 Term: The term of this Agreement shall be for ten (10) years commencing on the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement. Thereafter, this Agreement shall automatically renew for successive periods of five (5) years each unless SAMARITAN or 3RP gives written notice of termination to the other at least twelve (12) months prior to the expiration of the any tern, subject to earlier termination as provided in this Agreement.

11.2 Transfer of Approvals: Upon any termination or expiration of this Agreement SAMARITAN shall immediately assign or cause to be transferred to 3RP or its nominee all Regulatory Approvals and all licenses, registered uses, distribution arrangements and other rights SAMARITAN may have acquired hereunder with respect to the Product, including the Marks, and SAMARITAN shall have no further rights thereto. To the extent assignment or transfer of the Regulatory Approvals and all licenses, registered uses, distribution arrangements and other rights is not permitted under local law in the Territory, SAMARITAN shall cooperate in the cancellation or abandonment of same, and in the reissuance thereof to 3RP or its nominee. SAMARITAN shall not after termination or expiration of this Agreement use in the Territory any name or marks confusingly similar to the Marks.

11.3 Material Breach: 3RP or SAMARITAN may, by notice in writing to the other, terminate this Agreement, if such other party shall have breached any of its duties or obligations under this Agreement and such default continues unremedied for a period of thirty (30) days following receipt of written notice of such default (or, if such default is not a payment or repayment default and is capable of being remedied, but is not reasonably capable of being remedied within such thirty (30) day period, such longer period of time as is reasonable in the circumstances, not exceeding ninety (90) days in the aggregate, provided that the defaulting party has, within such thirty (30) day period, commenced and thereafter actively and diligently pursues the remedying of such default). Notice of termination may only be given during the period that the default in question continues. In the event that a party has been given notice pursuant to this Section 11.2 and such party disputes the alleged breach or the continuation of such breach beyond the cure period, the dispute shall be submitted to arbitration pursuant to
        Article 15 hereof, and this Agreement shall continue in full force until such time as the arbitrator renders his decision. The arbitrator shall determine whether or not there has been a breach and/or whether or not the same has been remedied within the required cure period. Termination of this Agreement pursuant hereto shall be without prejudice to any other right or remedy the party terminating this Agreement may have against the defaulting party arising out of the breach in question including the right to obtain compensation for its damages (provided that such right shall be subject to the limitations set forth in Article 10 hereof).

11.4 Bankruptcy or Insolvency: 3RP or SAMARITAN shall have the right to terminate this Agreement upon written notice to the other in the event that any one or more of the following events shall become applicable to such other party (herein referred to as the "Party"):
(a) an order is made or a resolution or other action of such Party is taken for the dissolution, liquidation, winding up or other termination of its legal existence;
(b) the Party commits a voluntary act of bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors or proposes to its creditors a reorganization, arrangement, composition or readjustment of its debts or obligations or otherwise proposes to take advantage of or shelter under any statute in force in the United States or in the Territory for the protection of debtors;
(c) a proceeding is commenced to have such Party declared bankrupt or to have a receiver appointed in respect of such Party or a substantial portion of its property and such proceeding is not fully stayed or dismissed within thirty (30) days after such commencement;

(d) a receiver or a receiver and manager of any of the assets of such Party is appointed and such receiver or receiver and manager is not removed within thirty (30) days of such appointment; or
(e) such Party ceases or takes steps to cease to carry on its business.

11.5 No Regulatory Approval: Either party may terminate this Agreement if SAMARITAN is denied, is otherwise unable to obtain or maintain, the Regulatory Approval.

11.6 Other Contractual Terminations: 3RP and SAMARITAN may terminate this Agreement under other Sections of this Agreement as may be specifically provided under those Sections.

11.7 Survival: Any cause of action for breach of contract shall survive the termination or expiration of this Agreement. The termination or expiration of this Agreement shall not affect any right or obligation of 3RP or SAMARITAN existing prior to the effective date of termination or expiration and which is expressly set forth hereunder as surviving termination. Without limiting the generality of the foregoing, termination or expiration of this Agreement shall not affect any right, duty or obligation which is expressly stated hereunder as surviving termination.


            ARTICLE 12 - REGULATORY MATTERS AND ACCESS TO FACILITIES

12.1 Retention of Technical Records and Samples: Each of 3RP and SAMARITAN shall keep such samples and such records (or copies thereof) in respect of the Product being manufactured, supplied or distributed by it as are required by the applicable Specifications and/or applicable law of the Territory for such period of time as may be required thereunder. 3RP shall permit SAMARITAN to have access to such samples and original records as are required to be maintained by 3RP at all reasonable times upon prior reasonable notice and shall, upon written request, promptly provide SAMARITAN with a copy of all such records.

12.2 Co-operation re Product Safety: 3RP and SAMARITAN shall promptly advise the other of any safety or toxicity problem of which such party becomes aware regarding the Product (or any intermediates or other ingredients or processes used in the manufacture thereof) being supplied or distributed by it.

12.3    Regulatory Authority Correspondence: 3RP and SAMARITAN shall, subject to
        Section 12.5 hereof, provide the other with a copy of any correspondence or notices received by such party from the Regulatory Authority relating to or referring to the Product within ten (10) days of receipt and a copy of any response to any such correspondence or notices with ten (10) days of making a response. 3RP shall notify SAMARITAN promptly of any materially adverse inspections by the Regulatory Authority which pertain to the Product or to the facility where the Product is being manufactured and provide SAMARITAN with a copy of the report.

12.4    Notification of Adverse Events:

(a) 3RP shall notify SAMARITAN promptly of any pending or threatened litigation or governmental investigation, proceeding or action involving the Product or the facility where the Product is being manufactured of which 3RP becomes aware and of any defective, adulterated or misbranded Product or any other information which may suggest that the Product is or may be defective, adulterated or misbranded or fail to meet the Specifications or to maintain the stability as indicated. 3RP shall notify SAMARITAN promptly of any material product quality complaints which it receives from customers of SAMARITAN or others concerning the Product.

(b)               SAMARITAN shall notify 3RP:

               (i) of any customer complaints or alleged adverse drug reaction relating to a Product within the meaning of the FDA Safety Information and Adverse Event Reporting Program (21 CFR,
                    Part 20) (an "ADR" which, on the Effective Date, means a noxious and unintended response to the Product, which occurs at dosages normally used or tested for the diagnosis, treatment or prevention of a disease or the modification of an organic function) promptly following their receipt by SAMARITAN (but in any event within ten (10) days of receipt thereof, except in the case of a Serious ADR [as defined below] in which event SAMARITAN shall notify 3RP of same within seventy-two (72) hours, which latter notification shall be by telephone with a facsimile confirmation immediately following; or

               (ii) of any Regulatory Authority complaints or complaints of any other governmental or regulatory body, agency or official in the Territory within five (5) days, except on weekends and holidays.

         For purposes of this Agreement "Serious ADR" shall have the meaning attributed thereto under the FDA Safety Information and Adverse Event Reporting Program (21 CFR, Part 20), from time to time, which, on the Effective Date means a noxious and unintended response to a drug that occurs at any dosage and that is fatal or life-threatening, results in persistent or significant disability/incapacity, requires or prolongs inpatient hospitalization, necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure, or is a congenital anomaly. 3RP shall notify SAMARITAN in the manner and within the time periods hereinbefore contemplated of any Regulatory Authority complaint (or of the complaint of any other governmental body, agency or official in the Territory) relating to the Product following their receipt by 3RP.

(c) SAMARITAN shall be responsible for filing any necessary reports required by the Regulatory Authority in accordance with the applicable laws of the Territory.

(d) To enable SAMARITAN to respond to any requirements of the Regulatory Authority in connection with a complaint or ADR, 3RP agrees to investigate any complaint or ADR forwarded to it by SAMARITAN and to respond thereto to SAMARITAN in writing as promptly as reasonably possible and, in no event, later than thirty (30) days after receipt of the ADR or complaint from SAMARITAN. In addition, 3RP shall provide SAMARITAN with a copy of any correspondence, reports, or other documents relating to a complaint or ADR received by 3RP relating to the Product promptly following the receipt thereof and shall also provide to SAMARITAN 3RP's response thereto within a reasonable period following generation of such document by 3RP. Upon the request of 3RP, SAMARITAN shall use reasonable commercial efforts to retrieve and deliver to 3RP such samples of the Product which are the object of a complaint or ADR as 3RP may reasonably request to enable 3RP to conduct such tests, studies and investigations as it determines to be necessary to respond to such ADR or complaint or to take appropriate corrective action.

12.5     Recalls:

(a) In the event that SAMARITAN shall be required (or shall voluntarily decide) to initiate a recall, product withdrawal or field correction of any Product (a "Recall"), whether or not such Recall has been requested or ordered by the Regulatory Authority (or any other governmental body, agency or official having jurisdiction in the Territory) or by a court, SAMARITAN shall notify 3RP and 3RP shall fully co-operate with SAMARITAN in notifying their customers to return all such Product and shall follow any other instructions provided by SAMARITAN.

(b) In the event that 3RP believes that a Recall may be necessary and/or appropriate, prior to taking any action 3RP shall immediately notify SAMARITAN and 3RP and SAMARITAN shall co-operate with each other in determining the necessity and nature of the action to be taken.

(c) With respect to any Recall, SAMARITAN shall make all contacts with the Regulatory Authority, or other applicable party, and shall be responsible for co-ordinating all of the necessary activities in connection with such Recall and 3RP and SAMARITAN shall each co-operate with the other in recalling the affected Product.

(d) In the event that a Recall results solely from any cause or event arising from the manufacture, testing, storage, handling, packaging, labeling or shipping of the Product by 3RP or those for whom it is responsible or other cause or event attributable to 3RP or those for whom it is responsible, 3RP shall be responsible for all expenses of such Recall. In the event that a Recall results solely from any cause or event arising from the receiving, storage, handling, marketing or distribution of the Product by SAMARITAN or those for whom it is responsible or other cause or event attributable to SAMARITAN, SAMARITAN shall be responsible for all expenses of such Recall. In all other cases the parties shall share the Recall Expenses equally and each party shall reimburse the other party for 50% of the Recall Expenses incurred by such other party.

(e) For purposes of this Agreement, Recall expenses shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Product, as the case may be, and SAMARITAN and 3RP's reasonable out-of-pocket costs in connection with such Recall including but not limited to reasonable attorney's fees and expenses and credits and recall expenses claimed and paid to customers (the "Recall Expenses"). Each of the parties shall use its reasonable best efforts to minimize the Recall Expenses which it incurs and shall provide to the other, upon request, reasonable evidence of the out-of-pocket expenses being claimed by it.

(f) All communications relating to a Recall shall be held in confidence and shall be subject to the terms of Article 13 hereof.

                          ARTICLE 13 - CONFIDENTIALITY

13.1 Confidential Nature of Agreement: Each of the parties hereto agrees that, without the prior written consent of the other, or except as may be required by law or court order, the terms of this Agreement shall remain confidential and shall not be disclosed to any Person other employees and professional advisers of such party or its Affiliates who reasonably require knowledge of the existence or terms of this Agreement and who are bound to such party or its Affiliates by a like obligation of confidentiality. Such employees and advisors will be advised of the nature and existence of the confidentiality undertakings of this Agreement and of the applicability of such undertakings to them and will agree to be bound hereby.

13.2 Duty of Confidentiality: Each of 3RP and SAMARITAN agrees to hold in trust and confidence (and to cause its Affiliates to hold in trust and confidence) for the benefit of the other party (and its Affiliates) all Confidential Information of such other party and its Affiliates and each further agree to safeguard, and to cause its Affiliates to safeguard, the Confidential Information of the other (or its Affiliates) to the same extent that it does with its own confidential information. Neither party will, without the express written consent of the other, directly or indirectly, use (or authorize, permit or suffer any of its Affiliates to use) any Confidential Information of the other party or of its Affiliates for any purpose other than to implement the provisions of this Agreement (including, without limitation, to obtain the Regulatory Approval for the Product) or in regulatory proceedings or in litigation. Neither party will disclose Confidential Information to any Person, other than (i) its employees or other representatives or those of its Affiliates who have a need to know such information to fulfill the provisions and intent of this Agreement (where such provisions and intent cannot properly be fulfilled without such disclosure) and who have been informed of the confidential nature of the information and have agreed to be bound by the terms hereof, and (ii) a Regulatory Authority. Each of 3RP and SAMARITAN shall use its best efforts to prevent unauthorized use or disclosure of the Confidential Information of the other and shall use protective measures no less stringent than those used by it in its own business to protect its own confidential information.

13.3 Compulsory Disclosures: In the event that either 3RP or SAMARITAN (or its Affiliate) shall be legally compelled or required by a court of competent jurisdiction to disclose all or any part of the Confidential Information of the other (or its Affiliates), it shall provide notice thereof to the other prior to such disclosure so that such other party (or its Affiliate) may determine whether or not to seek, at its own expense, a protective order or any other appropriate remedy. If a protective order or other appropriate remedy is not obtained before such disclosure is required, the party required to make disclosure will disclose only those portions of the Confidential Information in question which it is advised by written opinion of counsel (which opinion shall be addressed to such party and to the other party), it is legally required to disclose and will cooperate with the efforts of the other party at the other party's expense, to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

13.4 Survival: The obligations of confidentiality contained herein shall survive the termination of this Agreement.


                          ARTICLE 14 - LICENSE OF MARKS

14.1 Marks: During the term of this Agreement, SAMARITAN shall have the non-exclusive right to use the trademarks, logos and brand names ("Marks") belonging to 3RP in connection with the promotion, sale, marketing and distribution of the Product. SAMARITAN acknowledges that the Marks and any registrations thereof are and shall remain the property of 3RP and SAMARITAN disclaims any rights to such Marks and registrations other than the rights granted pursuant to this Section
        14.1 and will not represent in any way that it has any right or title to the ownership of the Marks or registrations thereof.

(a) All Product and all labeling, advertising and promotional material in connection therewith shall feature the applicable Marks. SAMARITAN will first obtain the written approval of 3RP of the form and manner in which the Marks will be used upon, in connection with, or in relation to, the Product, labels, package inserts, containers, advertisements and other materials.

(b) SAMARITAN shall, upon 3RP's request, assist 3RP in any action reasonable necessary or desirable to protect the Marks. SAMARITAN shall as soon as practicable notify 3RP of any apparent infringement by a third party of any of the Marks.

(c) After consultation with 3RP, SAMARITAN shall immediately discontinue the use of any of the Marks upon notice from a third party that such use is or is alleged to be an infringement of such third party's trademark rights and all liability arising out of SAMARITAN's use of any such Mark after such Notice shall be borne by SAMARITAN.

                         ARTICLE 15 - DISPUTE RESOLUTION

15.1 Dispute Resolution Committee: If any dispute or question (in this Article called a "Dispute") shall arise between the parties during the term of this Agreement concerning the interpretation of this Agreement or any part hereof, the parties shall in good faith attempt to resolve such Dispute promptly and in an amicable manner under the following informal dispute resolution procedure. If a Dispute arises which is not resolved by the operational personnel involved, the Chief Executive Officer of each party or such other senior operations manager of each party as is designated by such party from time to time to serve in such capacity (in this Section collectively called the "Dispute Resolution Committee") shall be notified. The Dispute Resolution Committee, made up of equal representation, shall meet within ten (10) days of being notified of a Dispute, or at such time as is mutually agreed by the parties, and shall conduct negotiations in good faith in an effort to resolve the Dispute.

15.2 Arbitration: In the event the Dispute Resolution Committee is unable to resolve a Dispute within fifteen (15) days of the first written notification of the Dispute, then such Dispute shall be resolved by arbitration. Any controversy or claim arising out of or related to this contract shall be determined by arbitration in accordance with the International Arbitration Rules of the international Centre for Dispute Resolution. The arbitration shall be administered by the International Centre for Dispute Resolution (ICDR) and shall take place in New York, New York, United States of America. The parties agree: (a) one arbitrator shall determine the resolution of the Dispute; (b) the arbitrator shall be chosen from a list provided by the ICDR; (c) the arbitration itself and all documentation will be in the English language; (d) the decision of the arbitrator shall be binding and non-appealable; and (e) the cost of the arbitration shall be shared equally by each party and the responsibility for each party's related expenses, including attorneys fees, shall be absorbed by each respective party.

15.3 Pre-Conditions: Subject only to Section 15.4, no Dispute shall be the subject of arbitration or any other formal proceeding between the parties before being considered by the Dispute Resolution Committee as set forth in this Article.

15.4 Equitable Relief: Either party may seek injunctive or equitable relief without complying with the above described procedures.


               ARTICLE 16 - GENERAL CONTRACT TERMS AND CONDITIONS

16.1 Notice: Subject to the express provisions of this Agreement, any notice required or permitted to be given under this Agreement shall be sufficiently given if in writing and delivered by facsimile (with confirmation of transmittal) or overnight courier (with confirmation of delivery), as well as by prepaid registered mail (with return receipt requested) or hand delivery to the appropriate party at the address set forth below, or at such other address or to the attention of such other individual as such party may from time to time specify for that purpose in a notice similarly given at least fifteen (15) days prior to the date such change is to become effective:

        To SAMARITAN at:

        41 Skoufa Street Athens -
        10673 Greece
        Attention: Dr. Christos Dakas
        Fax Number: 30 2103392062
        Phone Number: 30 6948233032

        To 3RP at:

        312 Commerce Park Drive,
        Cranberry Township, Pennsylvania, United
        States of America, 16066.

        Attention: Legal Department
        Fax Number:                         (724) 778-6101
        Phone Number:                       (724) 778-6100

        Any such notice shall be deemed delivered (i) if sent by mail, as aforesaid, on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, (ii) if sent by facsimile, as aforesaid, when sent (with confirmation of receipt), and
        (iii) if sent by courier or hand delivered, as aforesaid, when received

16.2 Force Majeure: Neither party shall be considered to be in default in respect of any obligation hereunder if failure of performance shall be due to Force Majeure (as hereinafter defined). If either party is affected by a Force Majeure event such party shall, give prompt notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required by such Force Majeure event and the non-performing party shall use commercially reasonable efforts to remedy its inability to perform. The obligation to pay money in a timely manner is absolute and shall not be subject to the Force Majeure provisions, except to the extent payment is prohibited by governmental rule or regulations other than rules or regulations incident to bankruptcy or insolvency proceedings of a party. Force Majeure shall mean a cause beyond the reasonable control and without the fault or negligence of a party including, but not limited to, explosion, flood, war (whether declared or otherwise), accident, labor strike or other labor disturbance, inability to obtain materials or services, sabotage, acts of God, newly enacted legislation, newly issued orders or decrees of any Court and any binding act or order of any governmental agency. Notwithstanding anything in this Section, the party to whom performance is owed but to whom it is not rendered because of an event of Force Majeure as contemplated in this Section shall, after the passage of one hundred eighty (180) days and while such event continues, have the option to immediately terminate this Agreement upon written notice to the other party hereto.

16.3 Further Assurances: Each party agrees to execute and deliver any and all such other and additional instruments and documents and do any and all such other acts and things as may be necessary or expedient to effectuate more fully this Agreement and to carry out the business contemplated by this Agreement.

16.4 Entire Agreement: This Agreement and the Schedules attached hereto contains the entire Agreement and understanding of the parties with respect to its subject matter and supersedes all negotiations, prior discussions and any agreements relating to the Product. This Agreement may not be amended or modified except by a written instrument signed by the parties.

16.5 Waiver: Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Any waiver, extension or amendment shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

16.6 Counterparts: This Agreement may be executed in identical duplicate copies exchanged by facsimile transmission. The parties agree to execute two identical original copies of the Agreement after exchanging signed facsimile or electronic versions. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.7 No Third Party Rights: The provisions of this Agreement are for the exclusive benefit of the parties to this Agreement and no other Person (including, without limitation, any creditor of any party to this Agreement) shall have any right or claim against any party to this Agreement by reason of those provisions or be entitled to enforce any of those provisions against any party to this Agreement.

16.8 Severability of Provisions: If, for any reason whatsoever, any term, covenant or provision of this Agreement or the application thereof to any party or circumstance or in any jurisdiction is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition (a) is deemed to be independent of the remainder of this Agreement and to be severable and divisible therefrom and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remaining provisions hereof(.), and (b) continue to be applicable and enforceable to the fullest extent permitted by law in every other jurisdiction and against any party and circumstances other than those as to which or in respect of which it has been held or rendered unenforceable or illegal.

16.9 Assignment: Neither party shall assign or otherwise transfer this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that 3RP may assign this Agreement, in whole, or in part, to an Affiliate, purchaser or transferee of all or substantially all of 3RP's business relating to the Product without the consent of SAMARITAN. SAMARITAN may distribute the Product through its Affiliates within the Territory and guarantees the performance of any such Affiliates in relation to this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve a party of responsibility for the performance of any obligations that have already accrued.

16.10 Non Contravention: Each party represents and warrants that the execution, delivery and performance of this Agreement by it will not contravene any other contract or agreement to which it is a party or by which it is bound.

16.11 Remedies Cumulative: The rights and remedies provided in this Agreement to a non-defaulting party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a non-defaulting party under the provisions of this Agreement or given to a non-defaulting party at law or in equity (subject to the limitations contemplated in Article 10 hereof).

16.12 Binding Effect: This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their Affiliates, and each of their successors and permitted assigns.

16.13 Announcements: Neither party shall make any public announcement or press release concerning the existence of this Agreement or the relationship of the parties created hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld or unduly delayed. Subject to the foregoing, any such announcement or press release shall only be made at such time and in such manner as the parties may agree upon.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

SAMARITAN PHARMACEUTICALS, SA

By: /s/ Dr. Christos Dakas
------------------------------------------------------------
        Dr. Christos Dakas, Managing Director


THREE RIVERS PHARMACEUTICALS, LLC

By: /s/  Patrick Kerrish
----------------------------------------------------------
         Patrick Kerrish, Sr. VP, Business Development

                                  SCHEDULE "A"

                                   DEFINITIONS

"Affiliate" means, in relation to SAMARITAN, 3RP or a Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term `"control" (as used in the terms "controls", "controlled by" and "under common control") means either (i) holding 50% or more of the voting securities of such Person or, (ii) in the case of a Person that has no outstanding voting securities, having the right to 50% or more of the profits of such Person or having the right in the event of dissolution to 50% or more of the net assets of such Person or, (iii) the power to direct or cause the direction of the management and policies of such Person, whether pursuant to the ownership of voting securities, by contract or otherwise;

"Business day" means a day other than a Saturday, a Sunday or a day which is a statutory holiday in the Territory or the United States of America;

"cGMP" means the current Good Manufacturing Practices of the Territory as applicable to the Product (as in effect from time to time);

"Competing Product" means a pharmaceutical product which is in the same dosage form, has the same active ingredient, the same strength and is for the same indication as the Product and which, in the case of the restrictions applicable to SAMARITAN hereunder, is manufactured and supplied by or purchased or acquired from any Person other than 3RP;

"Confidential Information" shall mean information disclosed to or obtained by one party from another party (including information obtained by one party as a result of access to the facilities of the other party) either prior to or during the term of this Agreement which is non-public, confidential or proprietary in nature (including, without limitation, trade secrets, financial data, product information, manufacturing methods, market research data, marketing plans, identity of customers, or product information [including, without limitation, in the case of 3RP, the nature and source of raw materials, Product formulation and methods of producing, testing and packaging the Product]) and which relates to the disclosing party's past, present or future research, development or business activities. Confidential Information shall not, however, include information that a party can demonstrate by written evidence:
(i) is in the public domain (provided that information in the public domain has not and does not come into the public domain as a result of a breach by a party hereto of its obligations of confidentiality contained herein;
(ii) is known by the receiving party prior to disclosure by the other party; or
(iii) which has been developed by the receiving party independent of any disclosure by the other party;
(iv) is subsequently, lawfully and in good faith obtained by the receiving party on a non-confidential basis from a third party as shown by documentation sufficient to establish the third party as the source of the information, provided that such third party was not under an obligation to treat such information in a confidential manner and had a lawful right to make such disclosure;

"FDA" means the United States Food and Drug Administration.

"Person" shall be broadly interpreted and shall include an individual, partnership, joint venture, association, corporation, company and any other form of business organization, government, regulatory or governmental agency, commission, department and instrumentality;

"Product" means 3RP's proprietary AMPHOCIL(R) brand of Amphotericin B with sodium cholesteryl sulphate as manufactured and supplied by 3RP to SAMARITAN pursuant hereto;

"Quarter" means a complete period consisting of three months from January to March, April to June, July to September and October to December, all inclusive.

"Regulatory Approval" means receipt of final approval from applicable regulatory authorities which permit the importation and commercial sale of the Product in the Territory;

"Regulatory Authority" means the applicable government ministry, department or regulatory body responsible in the Territory for issuing Regulatory Approval or licenses and/or for enacting, monitoring and/or enforcing the applicable laws relating to the importation and sale of pharmaceutical products in the Territory;

"Specifications" means the terms and conditions applicable to the Product as contained in the application filed with the Regulatory Authority and the terms and conditions applicable to the final approval covering such Product issued by the Regulatory Authority, as the same may be supplemented from time to time;

"Territory" means the countries Greece and Cyprus.